UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2013

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

000-51026

(Commission File Number)

Delaware	77-0466789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

79 Great Oaks Blvd., San Jose, CA 95119

(Address of principal executive offices, including zip code)

(408) 826-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2013 the Board of Directors of Monolithic Power Systems, Inc. (the “Company”) approved a special, long-term compensation and retention equity award to a group of key employees of the Company, including the following “named executive officers” (“NEOs”): Michael Hsing (CEO), Meera Rao (CFO), Deming Xiao (President of MPS Asia Operations), Maurice Sciammas (Sr. Vice President, Worldwide Sales & Marketing) and Saria Tseng (Vice President of Strategic Development and General Counsel). The award consisted of performance units (“Units”) that will be earned only if the Company’s Common Stock trades for sustained periods of time at a series of price levels substantially higher than the Company’s current stock price and higher than the Company’s stock has traded before. This tiered, performance-based award is intended to incentivize Mr. Hsing and the management team to lead the Company to sustained, excellent financial and operational performance over the next five years and, if the Units are earned, to secure their continued employment with the Company for up to 10 years from the grant date. The award, designed in consultation with the Compensation Committee’s external, independent compensation consultant, emphasizes sustainable shareholder value creation over time. To realize the value from the award, Mr. Hsing and the executive team will have to grow the Company substantially over the next five years, and thereby achieve significant increases in the price of the Company’s stock, to the benefit of all shareholders and then stay with the Company for five more years thereafter.

The award was made under the Company’s 2004 Equity Incentive Plan (the “Plan”) and consists of a grant of an aggregate of 275,600 Units to the NEOs. For each Unit, the individual is eligible to earn up to five (5) shares of Common Stock, if the Company’s average stock price reaches the following five price levels: $40.00, $43.00, $47.00, $52.00 and $56.00 (the “Price Hurdles”). In order to have the opportunity to vest in the shares associated with any Price Hurdle, the average of the closing prices of the Company’s stock, as reported on the Nasdaq, over a 20-consecutive day trading period (the “Average Price”) must equal or exceed that Price Hurdle, at any time during the five-year period beginning January 1, 2014 and ending December 31, 2018 (the “Performance Period”).

Name	Shares credited at $40.00 Average Price	Shares credited at $43.00 Average Price	Shares credited at $47.00 Average Price	Shares credited at $52.00 Average Price	Shares credited at $56.00 Average Price
Michael Hsing	110,000	110,000	110,000	110,000	110,000
Meera Rao	36,000	36,000	36,000	36,000	36,000
Deming Xiao	43,200	43,200	43,200	43,200	43,200
Maurice Sciammas	43,200	43,200	43,200	43,200	43,200
Saria Tseng	43,200	43,200	43,200	43,200	43,200

In addition to requiring that the Average Price must equal or exceed a Price Hurdle during the Performance Period in order to be eligible to earn the shares associated with each Price Hurdle, these shares will also be subject to a five-year time-based vesting condition that begins on January 1, 2019 and ends on December 31, 2023 (the “Vesting Period”). Vesting occurs on a quarterly basis during the Performance Period.

In the event of the closing of a Change in Control (as generally defined in the 2004 Plan) in which the effective price per share paid by the acquiror meets or exceeds a Price Hurdle, all Price Hurdles at or below that price per share shall be deemed met, and the shares associated with that Price Hurdle shall be deemed to have satisfied that Price Hurdle irrespective of whether such price is maintained for 20 consecutive trading days. All shares associated with each Price Hurdle that has been met (or deemed met based upon the price per share to be paid by the acquiror) prior to the closing of such transaction, whether such Price Hurdle was met in the normal course prior to the Change of Control, or deemed met as a result of the price per share of the Change of Control transaction, shall be immediately and fully vested and deemed to have satisfied the time-based vesting requirement as of the closing of such transaction.

The Units are also subject to the terms and conditions of the Company’s form of performance unit agreement under the 2004 Plan and the foregoing description of the Units in this Current Report on Form 8-K is qualified by reference to the form of agreement and to the 2004 Plan, copies of which were previously filed with the Securities and Exchange Commission (the “SEC”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 17, 2013	/s/ Michael Hsing
Michael Hsing
Chief Executive Officer
(Principal Executive Officer and Duly Authorized Officer)